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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
January 24, 2001

                 Anker Coal Group Agrees to Debt-For-Equity Swap
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         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has agreed in principle with WL Ross & Co. LLC to offer all holders of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 the right to exchange their existing notes for new notes and preferred stock of the Company.

         In the exchange, holders of each $1,000 principal amount of existing notes will be offered the right to exchange their notes for (i) $700 principal amount of new notes having the same interest rate and other economic terms, covenants and collateral as the existing notes, plus (ii) $300 liquidation preference of newly issued 14.25% pay-in-kind senior convertible voting preferred stock of the Company. If the holders of the entire $126.7 million of existing notes exchange their notes on these terms, $38.0 million liquidation preference of the new preferred stock would be issued and those shares would be convertible into substantially all of the common stock of the Company on a fully-diluted basis. As part of the proposed transaction, interest would be paid through the exchange date on all existing notes that are accepted for exchange.

         It is anticipated that holders of existing notes who tender their notes in the offer will be required to consent to certain amendments to the indenture governing the existing notes which would modify or eliminate substantially all of the restrictive covenants and certain of the events of default contained in the indenture and subordinate the existing notes to the new notes issued in the exchange.

         WL Ross & Co. LLC manages the WLR Recovery Fund L.P., which owns approximately 40% of the notes.

         Bruce Sparks, President of the Company, stated that "the purpose of this conversion of debt to equity is to strengthen our balance sheet and improve our cash flow with potential savings of up to $5.4 million per year of interest."

         The exchange offer will be subject to a number of conditions, including negotiation of mutually acceptable documentation and acceptance by holders of at least 90% of the notes, and there can be no assurance that it will be made, or if made, that it will be completed.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the existing notes, nor is this announcement an offer to sell new notes, preferred stock, common stock or any other security. The exchange offer, if made, will be made solely by an Offer to Exchange and Consent Solicitation Statement which would be sent to holders of existing notes when available. Investors should read the Offer to



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Exchange and Consent Solicitation Statement when it is available because it will contain important information. That document will be filed with the SEC and will be available for free on the SEC's website, www.sec.gov, and from the Company upon request.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. At (304) 594-1616.